Exhibit 6.6

WARRANT SUBSCRIPTION AGREEMENT

TO:	Urban Mining International Inc. (the “Issuer”)

FROM:
(Subscriber Name)

RE:	Purchase of Warrants of the Issuer at CDN$0.0035 Per Warrant

REFERENCE DATE:	[ ], 2021

THIS DOCUMENT CONTAINS A NUMBER OF FORMS REQUIRED BY SECURITIES LEGISLATION AND POLICY, SOME OF WHICH YOU MUST COMPLETE AND OTHERS NOT DEPENDING ON SEVERAL FACTORS. PLEASE READ THE FOLLOWING GUIDE CAREFULLY AS IT WILL ASSIST YOU IN COMPLETING THIS SUBSCRIPTION AGREEMENT CORRECTLY.

STEP 1	All subscribers must enter the number of Warrants you are purchasing, and your name, address, telephone number and email address and sign this document on the execution page on 18.

STEP 2	Please complete the Registration and Delivery Instructions on page 18 if your Warrants are to be registered or delivered differently from your name and address on page 17.

STEP 3	All Subscribers must complete “Information Regarding the Subscriber” appearing on page 3.

STEP 4	If you are an “Accredited Investor” as defined in National Instrument 45-106 or SECURITIES ACT (Ontario) (generally a high net worth or high income investor), you must complete and sign Schedule A – “Accredited Investor Certificate” and the Appendix 2 attached to Schedule A if you are an individual.

STEP 5	Subscribers resident in Canada, and who are not “Accredited Investors” but who are officers, directors, employees, family, close friends or business associates thereof, must complete and sign Schedule B – “Family, Friends and Business Associates Certifications”, and those in Ontario must also complete Appendix 1 attached to the Schedule B.

STEP 6	If you are a resident of Saskatchewan that is a close personal friend or a close business associate of a director, executive officer or a control person of the Issuer or of an affiliate of the Issuer, you must complete and sign Schedule C – “Form 45-106F5 - Risk Acknowledgement”.

STEP 7	If you are subscribing in the United States or are a U.S. Person (as defined in Regulation S under the U.S. Securities Act of 1933, as amended) you must be a U.S. fiduciary excluded from the definition of “U.S. Person” pursuant to Rule 902(k)(2)(i) of Regulation S or an “Accredited Investor” under U.S. law – please complete and sign Schedule D – “U.S. Purchaser Certificate”.

Please send completed subscription agreements and subscription funds to Aird & Berlis LLP (attention: rsanders@airdberlis.com and tfenton@airdberlis.com) in accordance with the instructions on page 2. All monetary amounts herein are in Canadian dollars.

Documents and funds to be received no later than June 30, 2021.

INFORMATION REGARDING THE SUBSCRIBER

Please check the appropriate box (and complete the required information, if applicable) in each section:

1.	Security Holdings. Prior to giving effect to the securities being subscribed for under this Subscription Agreement, the Subscriber and all persons acting jointly and in concert with the Subscriber currently own, directly or indirectly, or exercise control or direction over (provide additional detail as applicable):

☐	_________________ Shares (as defined herein) of the Issuer (as defined herein) and/or the following other kinds of shares and convertible securities (including but not limited to convertible debt, warrants and options) entitling the Subscriber to acquire additional Shares or other kinds of shares of the Issuer:

☐	No shares of the Issuer or securities convertible into shares of the Issuer.

2.	Insider Status. The Subscriber either:

☐	Is an “Insider” of the Issuer by virtue of being:

(a)	a director or senior officer of the Issuer;

(b)	a director or senior officer of a company that is an Insider or subsidiary of the Issuer;

(c)	a person that beneficially owns or controls, directly or indirectly, voting shares of the Issuer carrying more than 10% of the voting rights attached to all the Issuer’s outstanding voting shares; or

(d)	the Issuer itself if it holds any of its own securities.

☐	Is not an Insider of the Issuer.

Re: Purchase of CDN$0.0035 Warrants Exempt from Prospectus Requirements

1. Definitions

1.1 (a) “Accredited Investor” means a Subscriber resident in Canada who is an accredited investor as defined in Section 1.1 of NI 45-106 or under the Securities Act (Ontario) if the Subscriber is a resident in Ontario;

(b) “Applicable Securities Laws” means the securities legislation having application and the rules, policies, notices and orders issued by applicable securities regulatory authorities, having application over this Offering and the Issuer in the Qualifying Jurisdictions and in the United States;

(c) “consultant” means, for an issuer, a person, other than an employee, executive officer, or director of the issuer or of a related entity of the issuer, that

(i) is engaged to provide services to the issuer or a related entity of the issuer, other than services provided in relation to a distribution,

(ii) provides the services under a written contract with the issuer or a related entity of the issuer, and

(iii) spends or will spend a significant amount of time and attention on the affairs and business of the issuer or a related entity of the issuer and includes, for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner;

(d) “Closing” means a completion of an issue and sale by the Issuer and the purchase by the Subscriber of the Warrants pursuant to this Subscription Agreement on the Closing Date. Closings may occur on one or more dates as the Issuer may determine;

(e) “Closing Date” means on or around July 5, 2021 or as the Issuer may determine at its sole discretion;

(f) “Employee, Executive Officer, Director and Consultant Exemptions” means the exemption from the prospectus requirements found in Section 2.24 of NI 45-106;

(g) “Exemptions” means the exemptions from the registration and prospectus or equivalent requirements under Applicable Securities Laws;

(h) “Family, Friends and Business Associates Exemptions” means the exemptions from the prospectus requirements found in Sections 2.5 – 2.7 of NI 45-106;

(i) “fully managed” in relation to an account, means that the Subscriber has the discretion as to the account as contemplated by Applicable Securities Laws;

(j) “Issuer” means Urban Mining International Inc., a corporation existing under the laws of the State of Delaware;

(k) “material” means material in relation to the Issuer and any subsidiary considered on a consolidated basis;

(l) “NI 45-106” means National Instrument 45-106 – Prospectus and Registration Exemptions in the form adopted by the securities commissions in all provinces and territories of Canada (a copy is available online at www.bcsc.bc.ca);

(m) “Offering” means the sale by the Issuer of up to 48,000,000 Warrants at a price of $0.0035 per Warrant on the terms set forth in this Subscription Agreement. There is no minimum aggregate Offering and the Issuer reserves the right to decrease or increase the size of the Offering at its discretion;

(n) “permitted assign” means, for a person that is an employee, executive officer, director or consultant of the Issuer or of a related entity of the Issuer,

(i) a trustee, custodian, or administrator acting on behalf of, or for the benefit of the person,

(ii) a holding entity of the person,

(iii) an RRSP or a RRIF of the person,

(iv) a spouse of the person,

(v) a trustee, custodian, or administrator acting on behalf of, or for the benefit of the spouse of the person,

(vi) a holding entity of the spouse of the person, or

(vii) an RRSP or a RRIF of the spouse of the person;

(o) “person” means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization;

(p) “Public Listing” has the meaning ascribed to such term in Section 6.2;

(q) “Qualifying Jurisdictions” means British Columbia, Alberta and Ontario and certain other jurisdictions referred to in National Instrument 45-102;

(r) “Regulation D” means Regulation D under the U.S. Securities Act;

(s) “Regulation S” means Regulation S under the U.S. Securities Act;

(t) “Schedules” means the schedules attached hereto and forming part hereof and comprising of:

(i)	A Accredited Investor Certificate;
(ii)	B Family, Friends and Business Associates Certifications;
(iii)	C Form 45-106F5 – Saskatchewan Risk Acknowledgement Form; and
(iv)	D U.S. Purchaser Certificate;

(u) “Securities” means, collectively, the Warrants and Warrant Shares;

(v) “Share” means a share of common stock in the capital of the Issuer;

(w) “Subscriber” means the person or persons named as a Subscriber on the execution page of this Subscription Agreement and if more than one person is so named, means all of them jointly and severally;

(x) “Subscription Agreement” or “Agreement” means this subscription agreement between the Subscriber and the Issuer, including all Schedules incorporated by reference, as it may be amended or supplemented from time to time;

(y) “Warrant Share” means a Share to be issued upon exercise of a Warrant;

(z) “U.S. Person” means a U.S. Person as defined in Regulation S (the definition of which includes, but is not limited to, (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any partnership or corporation organized outside of the United States by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act, unless it is organized, or incorporated, and owned, by accredited investors who are not natural persons, estates or trusts, and (iv) any estate or trust of which any executor or administrator or trustee is a U.S. Person;

(aa) “U.S. Purchaser” is (a) any “U.S. Person” as defined in Regulation S, (b) any person purchasing the Warrants on behalf of any “U.S. Person” or any person in the United States, (c) any person who receives or received an offer of the Warrants while in the United States, or (d) any person who is or was in the United States at the time the Subscriber’s buy order was made or this Agreement was executed or delivered;

(bb) “U.S. Securities Act” means the Securities Act of 1933, as amended, of the United States of America;

(cc) “United States” means the United States of America, its territories, any State of the United States and the District of Columbia; and

(dd) “Warrant” means a transferable share purchase warrant to be issued by the Issuer with additional terms described in Section 3.

1.2 Words and phrases which are used in this Subscription Agreement and all Schedules thereto and which are defined in NI 45-106 will have the meaning ascribed thereto in NI 45-106, unless otherwise specifically defined in Section 1.1 of this Subscription Agreement.

2. Prospectus Exempt Subscription Commitment

2.1 The Subscriber (on its own behalf and, if applicable, on behalf of each person on whose behalf the Subscriber is contracting) hereby irrevocably subscribes for and agrees to purchase from the Issuer, subject to the terms and conditions set forth herein, that number of Warrants set out above the Subscriber’s name on the execution page of this Subscription Agreement at the price of CDN$0.0035 per Warrant. Subject to the terms hereof, this Subscription Agreement will be deemed to have been made and be effective only upon its acceptance by the Issuer.

2.2 The Subscriber (on its own behalf and, if applicable, on behalf of each person on whose behalf the Subscriber is contracting) acknowledges and agrees that the Issuer reserves the right, in its absolute discretion, to reject this subscription for Warrants, in whole or in part, at any time prior to the Closing Date notwithstanding prior receipt by the Subscriber of a notice of acceptance of this subscription. Upon the Issuer’s acceptance of this subscription, this Subscription Agreement will constitute an agreement for the purchase by the Subscriber from the Issuer, and for the Issuer to issue and sell to the Subscriber, the number of Warrants set out on the execution page hereof and on the terms and conditions set out herein. If this subscription is rejected in whole, any cheques or other forms of payment delivered to the Issuer representing payment for the Warrants subscribed for herein will be promptly returned to the Subscriber without interest or deduction. If this subscription is accepted only in part, a cheque representing any refund for that portion of the subscription for the Warrants which is not accepted will be promptly delivered to the Subscriber by the Issuer without interest or deduction.

3. Description of Securities

3.1 The Subscriber acknowledges (on its own behalf and, if applicable, on behalf of each person on whose behalf the Subscriber is contracting) that there is no minimum number of Warrants that must be subscribed for under the Offering for the Offering to close and therefore the subscription amount tendered herewith may be releasable to the Issuer on the Closing Date notwithstanding the number of Warrants issued pursuant to the Offering.

3.2 The Subscriber further acknowledges (on its own behalf and, if applicable, on behalf of each person on whose behalf the Subscriber is contracting) that, subject to Applicable Securities Laws, the Issuer may pay a commission or finder’s fee in connection with the Subscriber’s subscription for Warrants hereunder.

3.3 Each Warrant shall entitle the holder to purchase one Warrant Share at a price of CDN$0.0833 for a period of three (3) years following the date of the Public Listing. The Warrants will not be exercisable until completion of the Public Listing.

3.4 The Warrants will be governed by the terms and conditions set out in the certificate representing the Warrants delivered to the Subscriber at Closing. The certificate representing the Warrants will contain, among other things, provision for the appropriate adjustment in a class, number and exercise price of the Warrant Shares upon the occurrence of certain events, including any subdivision, consolidation or re-classification of the Shares or payments of stock dividends or upon the merger or re-organization of the Issuer.

4. Closing

4.1 Prior to Closing, the Subscriber will deliver to the offices of the Issuer aggregate subscription funds and subscription documents completed in accordance with the instructions on the face page of this Agreement, or arrange for electronic transfer of certified funds. Alternatively, the Subscriber will deliver certified funds to the Issuer against concurrent delivery by the Issuer of certificates representing the Warrants. On request by the Issuer, the Subscriber agrees to complete and deliver any other documents, questionnaires, notices and undertakings as may possibly be required by regulatory authorities, stock exchanges and Applicable Securities Laws to complete the transactions contemplated by this Agreement. Closing will occur on the Closing Date at which time certificates representing the Warrants will be available against payment of funds for delivery to the Subscriber as the Subscriber will instruct. The Subscriber hereby waives receiving any prior notice of Closing.

4.2 Closing is subject to certain conditions including the shareholders’ approval of pursuing the Public Listing, termination of any shareholders’ agreements and the entering into of voting support agreement with respect to the Public Listing.

5. Privacy Legislation

5.1 The Subscriber acknowledges and consents to the fact that the Issuer is collecting the Subscriber’s (and any beneficial purchaser for which the Subscriber is contracting hereunder) personal information (as that term is defined under applicable privacy legislation, including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar replacement or supplemental provincial or federal legislation or laws in effect from time to time) for the purpose of completing the Subscriber’s subscription. The Subscriber acknowledges and consents to the Issuer retaining the personal information for so long as permitted or required by applicable law or business practices. The Subscriber further acknowledges and consents to the fact that the Issuer may be required by Applicable Securities Laws, stock exchange rules and/or Investment Industry Regulatory Organization of Canada rules to provide regulatory authorities any personal information provided by the Subscriber respecting itself (and any beneficial purchaser for which the Subscriber is contracting hereunder) . The Subscriber represents and warrants that it has the authority to provide the consents and acknowledgements set out in this paragraph on behalf of all beneficial purchasers for which the Subscriber is contracting. In addition to the foregoing, the Subscriber agrees and acknowledges that the Issuer may use and disclose the Subscriber’s personal information, or that of each beneficial purchaser for whom the Subscriber are contracting hereunder, as follows:

(a) for internal use with respect to managing the relationships between and contractual obligations of the Issuer and the Subscriber or any beneficial purchaser for whom the Subscriber is contracting hereunder;

(b) for use and disclosure to the Issuer’s transfer agent and registrar;

(c) for use and disclosure for income tax related purposes, including without limitation, where required by law, disclosure to Internal Revenue Service;

(d) disclosure to securities regulatory authorities and other regulatory bodies with jurisdiction with respect to reports of trade and similar regulatory filings;

(e) disclosure to a governmental or other authority to which the disclosure is required by court order or subpoena compelling such disclosure and where there is no reasonable alternative to such disclosure;

(f) disclosure to professional advisers of the Issuer in connection with the performance of their professional services;

(g) disclosure to any person where such disclosure is necessary for legitimate business reasons and is made with the Subscriber’s prior written consent;

(h) disclosure to a court determining the rights of the parties under this Subscription Agreement;

(i) for use and disclosure as otherwise required or permitted by law; or

(j) the Subscriber further acknowledges and agrees that the stock exchanges collect personal information in forms submitted by the Issuer, which will include personal information regarding the Subscriber. The Subscriber agrees that the stock exchanges may use and publish this information in the manner provided for in their policies.

5.2 The Subscriber (on its own behalf and, if applicable, on behalf of any person to whose benefit theSubscriber is subscribing) acknowledges that the Subscriber has been notified by the Issuer:

(a) of the delivery of the personal information to all applicable securities regulatory authorities or regulators; and

(b) that the personal information is being collected by the securities regulatory authority or regulator under the authority granted in Applicable Securities Laws for the purposes of the administration and enforcement of Applicable Securities Laws.

6. Subscriber’s Acknowledgements – Regarding Risk, Restrictions, Independent Advice and Advancement of Subscription Proceeds to the Issuer

6. 1 The Subscriber represents and warrants and acknowledges and agrees with (on its own behalf and, if applicable, on behalf of each beneficial purchaser for whom the Subscriber is contracting hereunder) the Issuer that:

(a) its decision to execute this Subscription Agreement and purchase the Securities agreed to be purchased hereunder has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Issuer;

(b) no prospectus or registration statement has been filed by the Issuer with any securities commission or similar authority, in connection with the issuance of the Securities, and the issuance and the sale of the Securities is subject to such sale being exempt from the prospectus/registration requirements under Applicable Securities Laws and accordingly:

(i) the Subscriber is restricted from using certain of the civil remedies available under such legislation;

(ii) the Subscriber may not receive information that might otherwise be required to be provided to it under such legislation; and

(iii) the Issuer is relieved from certain obligations that would otherwise apply under such legislation;

(c) the Subscriber (or others for whom the Subscriber is contracting hereunder) has been advised to consult its own legal advisors with respect to the merits and risks of an investment in the Securities and with respect to applicable resale restrictions and it (or others for whom it is contracting hereunder) is solely responsible (and the Issuer is in no way responsible) for compliance with applicable resale restrictions;

(d) to the knowledge of the Subscriber, the sale of the Securities was not accompanied by any advertisement;

(e) the offer made by this Subscription Agreement is irrevocable (subject to the right of the Issuer to terminate this Subscription Agreement) and requires acceptance by the Issuer;

(f) this Subscription Agreement is not enforceable by the Subscriber unless it has been accepted by the Issuer and the Subscriber waives any requirement on the Issuer’s behalf to communicate immediately its acceptance of this Subscription Agreement to the Subscriber;

(g) the Securities are speculative investments which involve a substantial degree of risk and the Subscriber may lose its entire investment in the Securities;

(h) the Subscriber is sophisticated in financial investments, has had access to and has received all such information concerning the Issuer that the Subscriber has considered necessary in connection with the Subscriber’s investment decision and the Subscriber will not receive an offering memorandum or similar disclosure document;

(i) the subscription proceeds will be available to the Issuer on Closing and this subscription is not conditional on any other subscription completing;

(j) no agency, governmental authority, regulatory body, stock exchange or other entity has made any finding or determination as to the merit for investment of, nor have any such agencies or governmental authorities made any recommendation or endorsement with respect to, the Securities;

(k) the Subscriber acknowledges that the Issuer may complete additional financings in the future which may have a dilutive effect on existing shareholders at such time, including the Subscriber; and

(l) the Issuer will rely on the representations and warranties made herein or otherwise provided by the Subscriber to the Issuer in completing the sale and issue of the Warrants to the Subscriber.

6.2 If the Issuer completes an initial public offering of its Shares or a reverse takeover or any other similar going -public transaction (“Public Listing”), the Shares may be required to be pooled or escrowed, either at the request of the Company’s selling agent or underwriter in a Public Listing, or pursuant to applicable stock exchange rules or securities legislation as amended from time to time and regulations and rules prescribed thereto, pursuant to the policies of the applicable securities commissions, pursuant to the policies of a stock exchange or trading system on which the Issuer may seek to list its securities, or any other securities regulatory body having jurisdiction. The Subscriber agrees to sign any such pooling or escrow agreement and abide by any such restrictions as may be so imposed. In furtherance of this covenant, the Subscriber hereby irrevocably appoints the Chief Executive Officer or any director of the Issuer as his or her attorney-in-fact to approve and sign a pooling or escrow agreement on behalf of the Subscriber to provide for pooling or escrow of the Shares, as the case may be.

6.3 The Subscriber hereby acknowledges and agrees that the subscription proceeds, together with all subscription documents completed in the manner described herein, subject to any statutory rights of the Subscriber, will be provided to the Issuer prior to the Closing Date. All subscription proceeds provided to the Issuer as contemplated herein may be used by the Issuer forthwith and from time to time in its sole discretion and will form an interest-free loan from the Subscriber to the Issuer and in the event that the Closing fails to occur, for any reason, the Subscriber will be deemed to have loaned the purchase funds to the Issuer, repayable on demand.

6.4 The Subscriber irrevocably agrees that no Shares may be acquired by the Subscriber on the exercise of the Warrants and no Shares shall be issued by the Issuer on the exercise of the Warrants if, as a result of the issuance of such Shares, the Subscriber, together with any Person acting jointly or in concert with the Subscriber (the “Joint Actors”), would in the aggregate beneficially own, or exercise control or direction over, ten percent (10%) or more of the total issued and outstanding Shares of the Issuer, calculated on a partially diluted basis, immediately after giving effect to such exercise. For greater certainty, the rights represented by the certificate representing the Warrants will not be exercisable by the Subscriber, in whole or in part, and the Issuer will not give effect to any such exercise, if, after giving effect to such exercise: (a) the Subscriber would be or be deemed to be an “Insider” of the Issuer, as such term is defined under the Securities Act (British Columbia); or (b) the Subscriber, together with its Joint Actors, would be required to issue a news release and file a report pursuant to National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issues of the Canadian Securities Administrators. If the Subscriber becomes an Insider of the Issuer through the acquisition of Shares by means other than the exercise of the Warrants, this clause will no longer have effect.

The Subscriber (on its own behalf and, if applicable, on behalf of each Disclosed Beneficial Purchaser on whose behalf it is contracting) irrevocably acknowledges and agrees that certificates representing the Warrants will include a legend substantially in the following form:

“AS PER SECTION * OF THE TERMS AND CONDITIONS OF THE WARRANT CERTIFICATE, THE HOLDER ACKNOWLEDGES AND AGREES THAT THE WARRANTS REPRESENTED HEREBY ARE SUBJECT TO A RESTRICTION ON EXERCISE PURSUANT TO WHICH THE HOLDER MAY NOT EXERCISE ANY AMOUNT OF SUCH WARRANTS WHICH WOULD IN THE AGGREGATE RESULT IN THE HOLDER, TOGETHER WITH ANY PERSON ACTING JOINTLY OR IN CONCERT WITH THE HOLDER, HAVING ACTUAL OR DEEMED BENEFICIAL OWNERSHIP, CONTROL OR DIRECTION OVER, DIRECTLY OR INDIRECTLY, 10% OR MORE OF THE COMPANY’S OUTSTANDING VOTING SECURITIES. THE HOLDER FURTHER ACKNOWLEDGES AND AGREES THAT THE COMPANY BE AND IS HEREBY ENTITLED TO IGNORE ANY EXERCISE REQUEST FROM THE HOLDER WHICH THE COMPANY REASONABLY BELIEVES WOULD VIOLATE THE FOREGOING RESTRICTIONS”

The Subscriber irrevocably agrees that the foregoing restrictions on exercise and legend requirements will also be applicable to the Warrants issuable upon exercise of the Warrants.

7. Subscriber’s Exemption Status

7.1 The Subscriber, by its execution of this Subscription Agreement, hereby further represents, warrants to, and covenants with, the Issuer (which representations, warranties and covenants will survive the Closing of the Offering) that the Subscriber is purchasing the Warrants as principal for its own account, it is purchasing such Warrants not for the benefit of any other person, and not with a view to the resale or distribution of the Warrants and one of the following Exemptions applies to the Subscriber:

(a) Family, Friends and Business Associates Exemptions

(i) The Subscriber is a resident of a Province or Territory of Canada other than Ontario, and is:

(A) a director, executive officer or control person of the Issuer, or of an affiliate of the Issuer,

(B) a spouse, parent, grandparent, brother, sister, child or grandchild of a director, executive officer or control person of the Issuer, or of an affiliate of the Issuer,

(C) a parent, grandparent, brother, sister, child or grandchild of the spouse of a director, executive officer or control person of the Issuer or of an affiliate of the Issuer,

(D) a close personal friend of a director, executive officer or control person of the Issuer, or of an affiliate of the Issuer,

(E) a close business associate of a director, executive officer or control person of the Issuer, or of an affiliate of the Issuer,

(F) a founder of the Issuer or a spouse, parent, grandparent, brother, sister, child, grandchild , close personal friend or close business associate of a founder of the Issuer,

(G) a parent, grandparent, brother, sister, child or grandchild of a spouse of a founder of the Issuer,

(H) a person of which a majority of the voting securities are beneficially owned by, or a majority of the directors are, persons described in paragraphs (A) to (G), or

(I) a trust or estate of which all of the beneficiaries or a majority of the trustees or executors are persons described in paragraphs (A) to (G);

If the Subscriber is a resident of Saskatchewan, the Subscriber must complete and sign the Risk Acknowledgement Form - 45-106F5 attached hereto as Schedule C;

(ii) The Subscriber is a resident of Ontario and is not an investment fund, you have concurrently executed and delivered a Form 45-106F12 – Risk Acknowledgement Form for Family, Friends and Business Associates in the form attached as Appendix 1 to Schedule B and signed by all of the following:

(A) the purchaser;

(B) an executive officer of the Issuer other than the purchaser;

(C) if the purchaser is a person referred to under paragraph 7.1(a)(i)(B), the director, executive officer or control person of the issuer or an affiliate of the issuer who has the specified relationship with the purchaser;

(D) if the purchaser is a person referred to under paragraph 7.1(a)(i)(C), the director, executive officer or control person of the issuer or an affiliate of the issuer whose spouse has the specified relationship with the purchaser;

(E) if the purchaser is a person referred to under paragraph 7.1(a)(i)(D) or (i)(E), the director, executive officer or control person of the issuer or an affiliate of the issuer who is a close personal friend or a close business associate of the purchaser; and

(F) the founder of the Issuer, if the purchaser is a person referred to in paragraph 7.1(a)(i)(F) and (i)(G) other than the founder of the Issuer; and

(iii) you have concurrently executed and delivered a certificate in the form attached as Schedule B attached hereto.

(b) Employee, Executive Officer, Director and Consultant Exemptions The Subscriber is:

(i) an employee, executive officer, director or consultant of the Issuer,

(ii) an employee, executive officer, director or consultant of a related entity of the Issuer, or

(iii) a permitted assign of a person referred to in paragraphs (i) or (ii)

and the Subscriber’s purchase is voluntary;

(c) Minimum Amount Exemption

You are not an individual and the aggregate acquisition cost of purchasing the Warrants will not be less than CDN$150,000 paid in cash at the time of purchase, and the Subscriber has not been created or used solely to purchase or hold the Warrants in reliance on this Exemption; or

(d) Accredited Investor Exemption

(i) The Subscriber is an “Accredited Investor” and the Subscriber has properly completed and duly executed the Accredited Investor Certificate attached to this Subscription Agreement as Schedule A indicating the means by which the Subscriber is an Accredited Investor and confirms the truth and accuracy of all statements made by the Subscriber in such certificate; and

(ii) If you are an individual, you have concurrently executed and delivered Form 45-106F9 – Form for Individual Accredited Investors in the form attached as Appendix 2 to Schedule A hereto.

7.2 Additional Representations Applicable to U.S. Purchasers. If the Subscriber is a U.S. Purchaser (as defined in Schedule “D”), the Subscriber represents and warrants either:

(a) the Subscriber is a discretionary or similar account (other than an estate or trust) that is excluded from the definition of “U.S. Person” pursuant to Rule 902(k)(2)(i) of Regulation S under the U.S. Securities Act and is held on behalf of a person that is not a U.S. Person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States; or

(b) the Subscriber is, or is acting for the account or benefit of, a U.S. Person or located in the United States and is an “accredited investor” as defined in Regulation D of the U.S. Securities Act (a “U.S. Accredited Investor”), and is acquiring the Warrants for its own account or for the account or benefit of a U.S. Accredited Investor as to which it exercises sole investment discretion, to be held for investment only and not with a view to any resale, distribution or other disposition of the Warrants in violation of United States securities laws or applicable state securities laws; and

IN EITHER CASE, the Subscriber has properly completed and duly executed a U.S. Purchaser Certificate attached to this Subscription Agreement as Schedule D, and confirms the truth and accuracy of all statements made by the Subscriber in such certificate.

7.3 Other General Representations Applicable to All Subscribers

(a) the Subscriber (and, if applicable, any beneficial purchaser for whom it is acting) is resident in the jurisdiction set out under the heading “Name and Address of Subscriber” on the execution page of this Subscription Agreement;

(b) the Subscriber is of legal age and has the legal capacity and competence to enter into and execute this Subscription Agreement and to take all actions required pursuant hereto and, if the Subscriber is a corporation, it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been obtained to authorize execution of this Subscription Agreement on behalf of the Subscriber;

(c) the entering into of this Subscription Agreement and the transactions contemplated hereby do not result in the violation of any of the terms and provisions of any law applicable to, or the constating documents of, the Subscriber or of any agreement, written or oral, to which the Subscriber may be a party or by which the Subscriber is or may be bound;

(d) the Subscriber has duly and validly authorized, executed and delivered this Subscription Agreement and understands it is intended to constitute a valid and binding agreement of the Subscriber enforceable against the Subscriber;

(e) in connection with the Subscriber’s investment in the Warrants, the Subscriber has not relied upon the Issuer for investment, legal or tax advice, and has, in all cases sought the advice of the Subscriber’s own personal investment advisor, legal counsel and tax advisers or has waived its rights thereto and the Subscriber is either experienced in or knowledgeable with regard to the affairs of the Issuer, or either alone or with its professional advisors is capable, by reason of knowledge and experience in financial and business matters in general, and investments in particular, of evaluating the merits and risks of an investment in the Warrants and is able to bear the economic risk of the investment and it can otherwise be reasonably assumed to have the capacity to protect its own interest in connection with the investment in the Warrants;

(f) no person has made to the Subscriber any written or oral representations:

(i) that any person will resell or repurchase the Warrants;

(ii) that any person will refund the purchase price for the Warrants;

(iii) as to the future price or value of the Warrants; or

(iv) that the Warrants will be listed and posted for trading on a stock exchange or that application has been made to list and post the Warrants for trading on a stock exchange;

Not a person in the United States or a U.S. Person

(g) Unless the Subscriber completes the U.S. Purchaser Certificate included herein as Schedule D (in which case the Subscriber represents, warrants and covenants to the Issuer as to the accuracy of all matters set out therein) in connection with a purchase of the Securities made in reliance on Regulation D, the Subscriber represents and warrants that:

(i) the Securities are not being acquired, directly or indirectly, for the account or benefit of a U.S. Person or a person in the United States and the Subscriber does not have any agreement or understanding (either written or oral) with any U.S. Person or a person in the United States respecting:

(A) the transfer or assignment of any rights or interests in any of the Securities;

(B) the division of profits, losses, fees, commissions, or any financial stake in connection with this Subscription Agreement; or

(C) the voting of the Securities; and

(ii) the Subscriber has no intention to distribute either directly or indirectly any of the Securities in the United States or to U.S. Persons;

(iii) the Subscriber represents that the current structure of this transaction and all transactions and activities contemplated hereunder is not a scheme to avoid the registration requirements of the U.S. Securities Act;

(iv) the Subscriber is a not a “U.S. Person” and is not purchasing the Securities for the account or benefit of any U.S. Person or a person in the United States, or for offering, resale or delivery for the account or benefit of any U.S. Person or a person in the United States;

(v) the Subscriber was outside the United States at the time of execution and delivery of this Subscription Agreement within the meaning of Regulation S;

(vi) no offers to sell the Securities were made by any person to the Subscriber while the Subscriber was in the United States;

(vii) the Subscriber acknowledges that the Securities have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States, and that the Securities may not be offered or sold in the United States, or to or for the account or benefit of a U.S. Person or a person in the United States, unless an exemption from such registration requirements is available. The Subscriber understands that the Issuer has no obligation or present intention of filing a registration statement under the U.S. Securities Act in respect of the Securities;

(viii) the Subscriber will not engage in any directed selling efforts (as defined by Regulation S under the U.S. Securities Act) in the United States in respect of the Securities, which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of conditioning the market in the United States for the resale of the Securities; and

(ix) the Subscriber acknowledges that any person who exercises a Warrant will be required to provide to the Issuer either:

(A) written certification that it is not a U.S. Person and that such Warrant is not being exercised within the United States or on behalf of, or for the account or benefit of; a U.S. Person or a person in the United States; or

(B) a written opinion of counsel or other evidence satisfactory to the Issuer to the effect that the Warrant Shares have been registered under the U.S. Securities Act and applicable state securities laws or are exempt from registration thereunder;

Compliance with Resale Laws

(h) the Subscriber will comply with Applicable Securities Laws and, if applicable, Rule 904 of Regulation S concerning the resale of the Securities and all related restrictions (and the Issuer is not in any way responsible for such compliance) and will speak and consult with its own legal advisors with respect to such compliance;

Own Expense

(i) the Subscriber acknowledges and agrees that all costs and expenses incurred by the Subscriber (including any fees and disbursements of any special counsel or other advisors retained by the Subscriber) relating to the purchase of the Warrants will be borne by the Subscriber;

Indemnity

(j) The foregoing acknowledgements are made by the Subscriber with the intent that they be relied upon by the Issuer in determining its suitability as a purchaser of the Warrants, and the Subscriber hereby agrees to indemnify the Issuer against all losses, claims, costs, expenses and damages or liabilities which the Issuer may suffer or incur as a result of reliance thereon.

8. The Issuer’s Representations

8.1 The Issuer represents and warrants to the Subscriber that, as of the date of this Subscription Agreement and at Closing hereunder:

(a) the Issuer and any subsidiaries are valid and subsisting corporations duly incorporated and in good standing under the laws of the jurisdictions in which they are incorporated, continued or amalgamated;

(b) the Issuer has complied, or will comply, with all applicable corporate and securities laws and regulations in connection with the offer, sale and issuance of the Securities;

(c) no offering memorandum has been or will be provided to the Subscriber;

(d) the creation, issuance and sale of the Securities by the Issuer does not and will not conflict with and does not and will not result in a breach of any of the terms, conditions or provisions of its constating documents or any agreement or instrument to which the Issuer is a party;

(e) the Securities will, at the time of issue, be duly allotted, validly issued, fully paid and non-assessable and will be free of all liens, charges and encumbrances and the Issuer will reserve sufficient shares in the treasury of the Issuer to enable it to issue the Securities;

(f) this Subscription Agreement, when accepted, will have been duly authorized by all necessary corporate action on the part of the Issuer and, subject to acceptance by the Issuer, will constitute a valid obligation of the Issuer legally binding upon it and enforceable in accordance with its terms; and

(g) neither the Issuer nor any of its subsidiaries is a party to any actions, suits or proceedings which could materially affect its business or financial condition, and to the best of the Issuer’s knowledge no such actions, suits or proceedings have been threatened as at the date hereof.

9. Covenants of the Issuer

9.1 The Issuer hereby covenants with each Subscriber that it will:

(a) offer, sell, issue and deliver the Securities pursuant to exemptions from the prospectus filing, registration or qualification requirements of Applicable Securities Laws and otherwise fulfil all legal requirements required to be fulfilled by the Issuer (including without limitation, compliance with all Applicable Securities Laws in connection with the Offering; and

(b) use its reasonable commercial efforts to obtain all necessary approvals for this Offering.

10. No Contractual Right of Action for Rescission

10.1 The Subscriber acknowledges that it is purchasing the Securities issued hereunder pursuant to an exemption which does not require delivery to the Subscriber of an offering memorandum, that it will not receive any offering memorandum in connection with this Subscription Agreement and therefore is not entitled to contractual rights of action or rescission.

11. Resale Restrictions and Legending of Securities

11.1 The Subscriber acknowledges that any resale of the Securities will be subject to resale restrictions contained in the Applicable Securities Laws applicable to the Issuer, the Subscriber or any proposed transferee. If Subscriber is, or is acting for the account or benefit of, a U.S. Person or a person is located in the United States, in addition to the legends set below, the certificates representing the Securities will bear a U.S. restrictive legend set forth in Schedule D hereto:

“The warrants represented hereby will be void and of no value after 5:00 pm (Vancouver time) on three years following the date of Public Listing.”

11.2 The Subscriber is aware that the Securities have not been and will not be registered under the U.S. Securities Act or the securities laws of any state and that the Securities may not be offered or sold in the United States without registration under the U.S. Securities Act or compliance with requirements of an exemption from registration and the applicable laws of all applicable states and acknowledges that the Issuer has no present intention of filing a registration statement under the U.S. Securities Act in respect of the Securities.

12. General

12.1 Time is of the essence hereof.

12.2 Neither this Subscription Agreement nor any provision hereof will be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

12.3 The parties hereto will execute and deliver all such further documents and instruments and do all such acts and things as may either before or after the execution of this Subscription Agreement be reasonably required to carry out the full intent and meaning of this Subscription Agreement.

12.4 This Subscription Agreement will be subject to, governed by and construed in accordance with the laws of the State of Delaware and the federal laws of the United States as applicable therein and the Subscriber hereby irrevocably attorns to the jurisdiction of the courts situated therein.

12.5 This Subscription Agreement may not be assigned by any party hereto.

12.6 The Issuer will be entitled to rely on delivery of a facsimile copy of this Subscription Agreement, and acceptance by the Issuer of a facsimile copy of this Subscription Agreement will create a legal, valid and binding agreement between the Subscriber and the Issuer in accordance with its terms.

12.7 This Subscription Agreement may be signed by the parties in as many counterparts as may be deemed necessary, each of which so signed will be deemed to be an original, and all such counterparts together will constitute one and the same instrument.

12.8 This Subscription Agreement is deemed to be entered into on the acceptance date by Issuer, notwithstanding its actual date of execution by the Subscriber.

12.9 This Subscription Agreement, including, without limitation, the representations, warranties, acknowledgements and covenants contained herein, will survive and continue in full force and effect and be binding upon the parties notwithstanding the completion of the purchase of the Warrants by the Subscriber pursuant hereto, the completion of the issue of Warrants of the Issuer and any subsequent disposition by the Subscriber of the Shares or Warrants.

12.10 The invalidity or unenforceability of any particular provision of this Subscription Agreement will not affect or limit the validity or enforceability of the remaining provisions of this Subscription Agreement.

12.11 Except as expressly provided in this Subscription Agreement and in the agreements, instruments and other documents contemplated or provided for herein, this Subscription Agreement contains the entire agreement between the parties with respect to the sale of the Securities and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute, by common law, by the Issuer, by the Subscriber, or by anyone else. In the event that execution pages are delivered to the Issuer without this entire Agreement, the Issuer is entitled to assume that the Subscriber, and each beneficial purchaser for whom it is acting, has accepted all of the terms and conditions contained in the parts of this Subscription Agreement that are not returned, without amendment or modification.

12.12 All monetary amounts expressed herein are Canadian Dollars.

[Execution Page Follows]

IN WITNESS WHEREOF the Subscriber has duly executed this Subscription Agreement as of the date first above mentioned.

Total Number of Warrants Subscribed: Warrants @ CDN$0.0035

Total Purchase Price: CDN$_________________

Name, Address and Telephone Number

(Name of Subscriber - Please type or print)

(Signature and, if applicable, Office)

(Address of Subscriber)

(City, Province, Postal Code and Country of Subscriber)

(Telephone number)

(email address)

If the Subscriber is signing as agent or other person, please complete below with the name, address and telephone number of the beneficial owner of the Warrants purchased. OR if the Subscriber is a corporation, please complete below with the name, address and telephone number of the beneficial owner of the Subscriber:

(Name of Subscriber - Please type or print)

(Signature and, if applicable, Office)

(Address of Subscriber)

(City, Province, Postal Code and Country of Subscriber)

(Telephone Number)

(Email Address)

REGISTRATION AND DELIVERY INSTRUCTIONS

1.	Registration - registration of the single certificate which is to be delivered at Closing should be made as follows: (Registration must reflect legal ownership in accordance with Subscriber’s disclosure made on the execution page and must be in the form required by Subscriber’s broker.)

in trust for
(name of registered holder)	(name of beneficial holder & account reference, if applicable)

(address)

2.	Delivery - please deliver the Warrant certificate(s) to the following street address (include contact name and contact telephone number):

(address)

(contact name)	(contact telephone number)

ACCEPTANCE

The above-mentioned Subscription Agreement is hereby accepted and the terms hereof agreed to by the Issuer and the Subscriber.

DATED at Vancouver, British Columbia, the__________day of_______________, 2021.

URBAN MINING INTERNATIONAL INC.

Per:
Authorized Signing Officer

(e.1)	an individual formerly registered under the securities legislation of a jurisdiction of Canada, other than an individual formerly registered solely as a representative of a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador),

(f)	except in Ontario, the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly-owned entity of the Government of Canada or a jurisdiction of Canada,

(f.1)	in Ontario, the Government of Canada, the government of a province or territory of Canada, or any Crown corporation, agency or wholly owned entity of the Government of Canada or of the government of a province or territory of Canada,

(g)	a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec,

(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,

(i)	except in Ontario, a pension fund that is regulated by the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a jurisdiction of Canada,

Jurisdiction(s) registered:
Categories of registration:

(i.1)	in Ontario, a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a province or territory of Canada,

Jurisdiction(s) registered:
Categories of registration:

(j)	an individual who, either alone or with a spouse, beneficially owns financial assets having an aggregate realizable value that, before taxes, but net of any related liabilities, exceeds $1,000,000,

IF THIS APPLIES, YOU MUST ALSO COMPLETE FORM 45-106F9 ATTACHED AS APPENDIX II TO THIS SCHEDULE A

(j.1)	an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $5,000,000,

IF THIS APPLIES, YOU MUST ALSO COMPLETE FORM 45-106F9 ATTACHED AS APPENDIX 2 TO THIS SCHEDULE A

(k)	an individual whose net income before taxes exceeded $200,000 in each of the two most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of the two most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year,

IF THIS APPLIES, YOU MUST ALSO COMPLETE FORM 45-106F9 ATTACHED AS APPENDIX 2 TO THIS SCHEDULE A

and for purposes hereof, words and phrases which are used in this Accredited Investor Certificate and which are defined in NI 45-106 will have the meaning ascribed thereto in NI 45-106. Certain definitions that are relevant to qualifications as an “Accredited Investor” are attached hereto as Appendix I. You must review these definitions carefully.

EXECUTED by the Subscriber at _______, this ______ day of ________, 2021.

If a corporation, partnership or other entity:	If an Individual:

Signature of Authorized Signatory	Signature

Name and Position of Signatory	Print Name

Name of Purchasing Entity	Jurisdiction of Residence

Jurisdiction of Residence

APPENDIX 2 TO SCHEDULE A

Form 45-106F9

Form for Individual Accredited Investors

WARNING!

This investment is risky. Don’t invest unless you can afford to lose all the money you pay for this investment.

SECTION 1 TO BE COMPLETED BY ISSUER OR SELLING SECURITY HOLDER

1.	About your investment

Type of securities:	Issuer:

Warrants of the Issuer at CDN$0.0035 Per Warrant	Urban Mining International Inc.

SECTIONS 2 TO 4 TO BE COMPLETED BY THE PURCHASER

2.	Risk acknowledgement

This investment is risky. Initial that you understand that:	Your initials

Risk of loss – You could lose your entire investment of $________.

Liquidity risk – You may not be able to sell your investment quickly – or at all.

Lack of information – You may receive little or no information about your investment.

Lack of advice – You may not receive advice from the salesperson about whether this investment is suitable for you unless the salesperson is registered. The salesperson is the person who meets with, or provides information to, you about making this investments. To check whether the salesperson is registered, go to www.aretheyregistered.ca.

3.	Accredited investor status

You must meet at least one of the following criteria to be able to make this investment. Initial the statement that applies to you. (You may initial more than one statement.) The person identified in section 6 is responsible for ensuring that you meet the definition of accredited investor. That person, or the salesperson identified in section 5, can help you if you have questions about whether you meet these criteria.	Your initials

●	Your net income before taxes was more than $200,000 in each for the 2 most recent calendar years, and you expect it to be more than $200,000 in the current calendar year. (You can find your net income before taxes on your personal income tax return.)

●	Your net income before taxes combined with your spouse’s was more than $300,000 in each of the 2 most recent calendar years, and you expect your combined net income before taxes to be more than $300,000 in the current calendar year.

●	Either alone or with your spouse, you own more than $1 million in cash and securities, after subtracting any debt related to the cash and securities.

●	Either alone or with your spouse, you may have net assets worth more than $5 million. (Your net assets are your total assets (including real estate) minus your total debt.)

4.	Your name and signature

By signing this form, you confirm that you have read this form and you understand the risks of making this investment as identified in this form.

First and last name (please print):

Signature:	Date:

SECTION 5 TO BE COMPLETED BY SALESPERSON

5.	Salesperson information

[Instruction: The salesperson is the person who meets with, or provides information to, the purchaser with respect to making this investment. That could include a representative of the issuer or selling security holder, a registrant or a person who is exempt from the registration requirement.]

First and last name of salesperson (please print):

Telephone:	Email:

Name of firm (if registered):

SECTION 6 TO BE COMPLETED BY THE ISSUER OR SELLING SECURITY HOLDER

6.	For more information about this investment

Please contact:

Urban Mining International Inc.

409 Granville, Suite 1001

Vancouver, V6C 1T2

Attention: Basil Botha

Email: bbotha@urbanmetalsintel.com

Telephone: 604-418-3856

For more information about prospectus exemptions, contact your local securities regulator. You can find contact information at www. securities-administrators.ca